POWER OF ATTORNEY KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, George Cardoza, Chief Financial Officer of SOPHiA GENETICS SA (the "Company"), hereby appoints each of Elimara Brunetto, Jeffrey Atwater, Michael Bourque, Tom Moore, and Jennifer Marques Pereira (each, an "Attorney-in-Fact"), each acting individually, as the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution, to: 1. prepare, execute, and file with the SEC all reports required under Section 16 of the Securities Exchange Act of 1934, as amended, including Forms 3, 4, and 5, in connection with the undersigned's ownership of and transactions in the Company's securities (including stock options, RSUs, and shares acquired thereunder); and 2. take all such other actions as any Attorney-in-Fact deems necessary or appropriate in connection with the foregoing. The undersigned acknowledges that this Power of Attorney does not relieve the undersigned of any personal liability under Section 16, and that the undersigned shall promptly notify each Attorney-in-Fact of all reportable transactions in the Company's securities. This Power of Attorney shall remain effective until the undersigned ceases to be subject to Section 16 reporting obligations with respect to the Company or until revoked by written notice to each Attorney-in- Fact. Signature: /s/ George Cardoza Printed Name: George Cardoza Title: CFO Date: March 6, 2026